                                                                Exhibit(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                        WORKGROUP TECHNOLOGY CORPORATION

                                       AT

                          $2.00 PER SHARE, NET IN CASH

                                       BY

                           SOFTECH ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                 SOFTECH, INC.
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON TIME, ON WEDNESDAY, DECEMBER 18, 2002 UNLESS THE OFFER IS EXTENDED.

     THE OFFER (AS HEREIN DEFINED) IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 13, 2002 (THE "MERGER AGREEMENT"), BY AND AMONG SOFTECH, INC. ("PARENT"), SOFTECH ACQUISITION CORP. ("PURCHASER") AND WORKGROUP TECHNOLOGY CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER (AS HEREIN DEFINED) ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT AND PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) ON THE DATE OF PURCHASE.

     THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "1995 ACT") CONTAINS CERTAIN SAFE HARBORS REGARDING FORWARD-LOOKING STATEMENTS; HOWEVER, THESE SAFE HARBORS DO NOT APPLY TO STATEMENTS MADE IN CONNECTION WITH A TENDER OFFER. THEREFORE, THE SAFE HARBORS CONTAINED IN THE 1995 ACT HAVE NOT PROTECTED AND WILL NOT PROTECT ANY FORWARD-LOOKING STATEMENTS MADE BY PURCHASER OR PARENT IN CONNECTION WITH THE OFFER.
--------------------------------------------------------------------------------

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3 -- "Procedure for Tendering Shares" or

(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their shares.

     Any stockholder who desires to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 -- "Procedure for Tendering Shares."

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") at its location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Any stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer to Purchase.
--------------------------------------------------------------------------------

SOFTECH ACQUISITION CORP.
NOVEMBER 20, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE TENDER OFFER............................................    8
      1. Terms of the Offer.................................    8
      2. Acceptance for Payment and Payment of Shares.......   10
      3. Procedure for Tendering Shares.....................   11
      4. Withdrawal Rights..................................   13
      5. Certain United States Federal Income Tax
      Consequences..........................................   14
      6. Price Range of the Shares; Dividends on the
      Shares................................................   15
      7.Effect of the Offer on the Market for the Shares;
        Stock Listing; Exchange Act Registration............   16
      8. Certain Information Concerning the Company.........   16
      9. Certain Information Concerning Parent and the
      Purchaser.............................................   17
     10. Source and Amount of Funds.........................   19
     11. Background of the Offer............................   20
     12. Purpose of the Offer; Plans for the Company........   22
     13. The Merger Agreement and Other Agreements..........   24
     14. Certain Conditions of the Offer....................   34
     15. Certain Legal Matters..............................   35
     16. Fees and Expenses..................................   38
     17. Miscellaneous......................................   38
SCHEDULE I -- Directors and Executive Officers of Parent and
  the Purchaser.............................................   39

                               SUMMARY TERM SHEET

     SofTech Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Workgroup Technology Corporation ("Workgroup" or the "Company") for $2.00 per share, net to you in cash. The following are some of the questions you, as a stockholder of Workgroup, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is SofTech Acquisition Corp. We are a Delaware corporation and a wholly owned subsidiary of SofTech, Inc., a Massachusetts corporation. We were formed for the purpose of making a tender offer for all of the outstanding shares of common stock of Workgroup and subsequently being merged with and into Workgroup. See "Introduction" to this Offer to Purchase and Section
9 -- "Certain Information Concerning Parent and the Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of Workgroup. See "Introduction" to this Offer to Purchase and Section 1 -- "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $2.00 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase. Under the terms of our offer, if the tender of shares to us results in a withholding tax obligation, we are entitled to satisfy that obligation, and to treat any withholding taxes paid to a tax authority as having been delivered to you. All transfer taxes associated with the tender of your shares will be your responsibility.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     SofTech, Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer, in accordance with the terms and conditions of the merger agreement. SofTech has borrowed the funds needed to purchase all shares validly tendered and not withdrawn in the offer and to consummate the merger from Greenleaf Capital, Inc., its principal stockholder, lendor and financial advisor. The offer is not conditioned upon any financing arrangements. See
Section 10 -- "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think that our financial condition is relevant to your decision to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash;

     - the offer is not subject to any financing condition; and

     - if we consummate the offer, we will acquire all remaining shares in the merger for the same cash price as offered herein.

     See Section 10 -- "Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Unless the offer is extended, you will have at least until 12:00 midnight, Boston time, on Wednesday, December 18, 2002, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and Section 3 -- "Procedure for Tendering Shares."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any shares which are validly tendered and not withdrawn unless the number of shares validly tendered and not withdrawn, when added to the shares then owned by us or SofTech, Inc., our parent company, if any, represents at least two-thirds of the shares of common stock of Workgroup outstanding on a fully diluted basis (after giving effect to the exercise of outstanding options to purchase shares with an exercise price less than $2.00 per share.) We call this condition the "Minimum Condition."

     - We are not obligated to purchase shares which are validly tendered and not withdrawn if the board of directors of Workgroup has withdrawn its recommendation of the offer and the merger.

     The offer is subject to a number of other conditions. We can waive some of the conditions to the offer without Workgroup's consent. See Section
14 -- "Certain Conditions of the Offer."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     The offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the merger agreement that:

     - We may, at our discretion, extend the offer in connection with an increase in the consideration to be paid pursuant to the offer as required to comply with applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission.

     - We may extend the offer for one or more periods beyond any scheduled expiration or extension date, not exceeding twenty (20) business days in the aggregate, to meet the objective that the number of shares validly tendered and not withdrawn represents at least than 90% of the then issued and outstanding shares of common stock of Workgroup.

     - We may, at our discretion, elect under Rule 14d-11 of the Securities Exchange Act of 1934 to provide a subsequent offering period of three to twenty (20) business days, beginning after we have purchased all shares tendered and not withdrawn during the initial offering period, during which subsequent offering period stockholders may tender, but not withdraw, their shares and receive the offer consideration.

     See Section 1 -- "Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Boston time, on the business day after the day on which the offer was scheduled to expire. See
Section 1 -- "Terms of the Offer."

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through American Stock

Transfer & Trust Company. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Over-the-Counter Bulletin Board trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See Section 3 -- "Procedure for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until 12:00 midnight, Boston time, on Wednesday, December 18, 2002, unless the expiration date is extended. If the stated expiration date of the offer is extended, you may withdraw tendered shares at any time before the new date and time of expiration. This right to withdraw will not apply to any subsequent offering period. See Section
1 -- "Terms of the Offer" and Section 4 -- "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 -- "Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF WORKGROUP THINK OF THE OFFER?

     We are making the offer pursuant to the merger agreement with Workgroup, which has been approved by the board of directors of Workgroup. The board of directors of Workgroup unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into Workgroup. The board of directors of Workgroup also has unanimously determined that the merger agreement, the tender offer and the proposed merger are in the best interests of stockholders and has recommended that stockholders tender their shares. See "Introduction" to this Offer to Purchase and Section 11 -- "Background of the Offer."

HAVE ANY WORKGROUP STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Certain stockholders who own approximately 49% of Workgroup's outstanding shares (47% on a fully diluted basis) have agreed to tender and not withdraw their shares in the offer. See "Introduction" to this Offer to Purchase and Section 13 -- "The Merger Agreement and Other Agreements."

IF TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL WORKGROUP CONTINUE AS A PUBLIC COMPANY?

     No. If the merger takes place, Workgroup no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that there may not be a public trading market for Workgroup common stock, and Workgroup may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See Section 7 -- "Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE WORKGROUP SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for shares of Workgroup, we will be obliged to complete the merger, subject to stockholder approval and compliance with the other terms of the merger agreement. If we acquire at least 90% of the outstanding shares of Workgroup, we will be able to complete the merger without the vote of other stockholders. If that merger takes place, SofTech, Inc., our parent company, will own all of the shares of Workgroup and all remaining stockholders of Workgroup (other than us) will receive $2.00 per share, net to the seller in cash (or any other higher price per share which may be paid in the offer), without interest. See "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering their shares in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares and that, in connection with the merger, you may have dissenters' rights under Delaware corporate law. However, if we decide to purchase the shares tendered, the number of stockholders and number of shares of Workgroup which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the Workgroup common stock. Also, as described above, Workgroup may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See "Introduction" to this Offer to Purchase and Section 7 -- "Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration."

     Stockholders of Workgroup do not have appraisal or dissenters' rights in connection with the offer. However, if the merger is consummated, stockholders of Workgroup who hold their shares through the effective time of the merger, who do not vote in favor of the merger and who comply with all statutory requirements will have the right to demand appraisal of, and receive payment in cash of the fair value of, their Workgroup shares outstanding immediately prior to the effective date of the merger in accordance with Section 262 of the Delaware General Corporation Law. See Section 12 -- "Purpose of the Offer; Plan for the Company."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On November 13, 2002, the last trading day before we announced the offer, the last sale price of Workgroup common stock reported on the Over-the-Counter Bulletin Board was $1.72 per share. We advise you to obtain a recent quotation for shares of Workgroup common stock in deciding whether to tender your shares. See Section 6 -- "Price Range of the Shares; Dividends on the Shares."

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the Offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger.
See Section 5 -- "Certain United States Federal Income Tax Consequences" for more detailed information.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call Georgeson Shareholder Communications Inc. at (866) 423-4881 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK OF
WORKGROUP TECHNOLOGY CORPORATION:

                                  INTRODUCTION

     SofTech Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of SofTech, Inc., a Massachusetts corporation ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock (the "Common Stock"), $0.01 par value (the "Shares"), of Workgroup Technology Corporation, a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Georgeson Shareholder Communications Inc., which is acting as the Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"). See Section
16 -- "Fees and Expenses."

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY THE PARENT AND THE PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). SEE
SECTION 14 -- "CERTAIN CONDITIONS OF THE OFFER."

     Parent, in its sole discretion, may waive the Minimum Condition and purchase all of the Shares which are validly tendered and not withdrawn in the Offer if the number of Shares validly tendered and not withdrawn in the Offer, when added to the Shares then beneficially owned by Parent and the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated November 13, 2002 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of the Parent (the "Merger"). The Company, as the surviving corporation of the Merger, is sometimes herein referred to as the "Surviving Corporation."

     If Purchaser is unable to acquire at least 90% of the outstanding Shares, but does acquire at least a majority of the outstanding Shares and the Merger Agreement has not been terminated in accordance with its terms, the Company will hold a stockholders' meeting in accordance with the Delaware General Corporation Law (the "DGCL") and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") in order to effect the Merger. At any such stockholders' meeting, all of the Shares then owned by Parent and Purchaser and any of their subsidiaries or affiliates will be voted to approve the Merger. If the Purchaser acquires at least 90% of the outstanding Shares, then the Purchaser would be able to consummate the Merger without a vote of the stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer, without a meeting of the stockholders.

     At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, the Purchaser, the Company, or any wholly-owned subsidiary of Parent) will be converted into the right to receive $2.00 per Share, or any higher price per Share paid in the Offer, net to the seller in cash, without interest (such price, being referred to herein as the "Merger Consideration"). The Merger Agreement is more fully described in
Section 13 -- "The Merger Agreement and Other Agreements."

     As used in this Offer to Purchase, "fully diluted basis" refers to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the exercise of any options to purchase shares of Common Stock (for which the applicable per share exercise price is less than the Offer Price). The Company has informed the Purchaser that, as of November 12, 2002, there were 1,841,121 Shares issued and outstanding, and as of November 12, 2002, there were outstanding options to purchase an aggregate of 96,797 Shares under the Company's stock plans which options had a per share exercise price of less than $2.00, of which 46,307 were currently exercisable. The terms of the incentive stock option agreements pursuant to which certain of such options were granted provide that immediately prior to, and contingent upon, a change of control, 50% of the number of shares for which each such option was granted but were not yet exercisable would be immediately exercisable. With respect to the outstanding options exercisable on November 12, 2002 with a per share exercise price of less than $2.00, immediately prior to, and contingent upon, the consummation of the Merger, the holders of such options would be entitled to purchase 71,819 shares of Common Stock in the aggregate. Based on the foregoing, and assuming that no Shares were issued after November 12, 2002, the Minimum Condition will be satisfied if at least 1,291,946 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's board of directors and to effect the merger without the affirmative vote of any other stockholder of the Company. See Section
12 -- "Purpose of the Offer; Plans for the Company."

     As a condition and inducement to Parent's and the Purchaser's willingness to enter into the Merger Agreement, certain stockholders of the Company (each, a "Stockholder"), who in the aggregate hold voting and dispositive power with respect to 902,465 Shares, simultaneously with the execution and delivery of the Merger Agreement entered into a Stockholders Agreement (the "Stockholders Agreement"), dated November 13, 2002, with Parent and the Purchaser. Pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, to tender the Shares held by them in the Offer and to grant Parent a proxy with respect to the voting of their Shares in favor of the Merger. Pursuant to the Merger Agreement, the Company has granted Parent an irrevocable option (the "Purchase Option") to purchase from the Company up to a number of shares equal to 19.9% of the Shares issued and outstanding prior to the exercise of such option which shall be exercisable if, after giving effect to Parent's exercise of such option, Parent and the Purchaser will collectively own at least 90% of the Shares; provided that Parent shall only be entitled exercise the Purchase Option for such number of shares such that after giving effect to Parent's exercise of such option, Parent and the Purchaser will collectively own at least 90% of the outstanding Shares. Based on the foregoing and assuming that no Shares were issued after November 12, 2002, upon the exercise of the Purchase Option, the Parent would be entitled to purchase up to 366,383 Shares. See
Section 13 -- "The Merger Agreement and Other Agreements."

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

     Covington Associates LLC ("Covington Associates"), the Company's financial advisor, has delivered to the Company's board of directors its written opinion, dated November 11, 2002, to the effect that, as of such date, the consideration to be received by the stockholders pursuant to the Offer and under the terms of the Merger Agreement is fair from a financial point of view to such holders. The full text of Covington Associates's opinion is set forth as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the

"Exchange Act"), which is being mailed to stockholders of the Company with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section
4 -- "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, Boston time, on Wednesday, December 18, 2002, unless and until, in accordance with the terms of the Merger Agreement, the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions set forth in Section 14 -- "Certain Conditions of the Offer." If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, subject to the terms of the Merger Agreement, (i) to decline to purchase any of the Shares tendered and terminate the Offer, (ii) to waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the SEC and its staff applicable to the Offer, purchase all Shares validly tendered or (iii) to amend the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser may (i) extend the Offer and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and
(ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., Boston time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filings with the SEC. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration therefor, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) change the conditions of the Offer (other than to increase the Offer Price), (iv) impose additional conditions to the Offer, (v) extend the expiration date of the Offer (except as set forth below) or (vi) amend any term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser (i) may, in its sole discretion, waive any other conditions of the Offer, including the Minimum Condition, so long as the Purchaser and Parent would beneficially own at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase, and
(ii) may, from time to time, extend the Expiration Date for up to twenty (20) business days in the aggregate (each such individual extension not to exceed five (5) business days after the previously scheduled expiration date).

     In accordance with Rule 14d-11 under the Exchange Act, following the purchase on the expiration date of all Shares validly tendered and not withdrawn in the Offer, the Purchaser may, in its sole discretion, provide a "Subsequent Offering Period." A Subsequent Offering Period would be an additional period of time from three to twenty (20) business days in length during which stockholders may tender (but not withdraw) Shares for the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of twenty (20) business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Boston time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and
(v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

     In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC. The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company's consent. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period in connection with an increase in consideration to be paid pursuant to the Offer if required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 -- "Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section
4 -- "Withdrawal Rights."

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for evidencing Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 -- "Procedure for Tendering Shares," (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Section 1 -- "Terms of the Offer" and Section 14 -- "Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4 -- "Withdrawal Rights."

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 -- "Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but no such transfer or assignment will not relieve the Purchaser of its obligations under the Offer.

3.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was provided) and either certificates for tendered Shares must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tender will be accepted.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     - the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Over-the-Counter Bulletin Board is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

     Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment. By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the

Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, unless a tendering holder of Shares, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 30% of the gross proceeds. To prevent backup withholding, each Payee should provide the Depository with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after January 19, 2003.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section
3 -- "Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 -- "Procedure for Tendering Shares" any time prior to the Expiration Date.

     No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1 -- "Terms of the Offer."

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are, respectively, sold pursuant to the Offer or converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as "capital assets" within the meaning of section 1221 of the Code, and may not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, taxpayers who have elected mark-to-market accounting, financial institutions, and broker dealers, persons exercising appraisal rights, persons who acquired their shares pursuant to the exercise of employee stock options or otherwise is compensation, or persons who held their Shares as a part of a straddle, hedge, constructive sale, conversion, or other integrated investment. The tax consequences of the Offer and the Merger to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder's status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws.

     EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER'S SPECIFIC TAX SITUATION.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's tax basis in the Shares exchanged.

Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. The claim of a deduction in respect of a capital loss is subject to limitations.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     From its initial public offering in March 21, 1996 through October 29, 2000, the Shares were traded on the Nasdaq National Market under the symbol "WKGP". On October 30, 2000, the Shares were delisted from quotation on the Nasdaq National Market. From October 30, 2000 through October 30, 2002 the Company's securities were traded on the Nasdaq SmallCap Market under the symbol "WKGP". On October 31, 2002 the Shares were delisted from quotation on the Nasdaq SmallCap Market and thereafter have been traded on the Over-the-Counter Bulletin Board under the symbol "WKGP." The following table sets forth, for each of the periods indicated, the high and low reported sales price per Share on the Nasdaq National Market, Nasdaq SmallCap Market and Over-the-Counter Bulletin Board, as applicable, based on published financial sources.

                                                              HIGH     LOW
                                                              -----   -----
Fiscal Year Ended March 31, 2001
  Second Quarter............................................  $3.38   $1.00
  Third Quarter.............................................   2.50     .81
  Fourth Quarter............................................   2.31     .84
Fiscal Year Ended March 31, 2002
  First Quarter.............................................   1.34     .94
  Second Quarter............................................   1.19     .25
  Third Quarter.............................................    .78     .27
  Fourth Quarter............................................   1.65     .67
Fiscal Year Ending March 31, 2003
  First Quarter.............................................   1.79     .75
  Second Quarter............................................   1.26     .80
  Third Quarter (through November 13, 2002).................   1.90     .62

     On November 13, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Over-the-Counter Bulletin Board was $1.72 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. Specifically, the Merger Agreement provides that the Company will not: (i) declare, set aside, make or pay any dividends or any other distributions (whether in cash, stock or property) in respect of any or its capital stock; (ii) split, combine or reclassify any of its capital stock; (iii) issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) amend the terms of, repurchase, redeem or otherwise acquire any of its securities; (v) issue or sell or authorize the issuance or sale of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including without limitation any phantom interest) of the Company (other than the issuance, delivery and/or sale of shares of the Common Stock pursuant to the exercise of stock options therefor outstanding as of date of the Merger Agreement).

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Recent NASDAQ Delisting. From its initial public offering on March 21, 1996 through October 29, 2000, the Shares were traded on the Nasdaq National Market. On October 30, 2000, the Shares were delisted from quotation on the Nasdaq National Market, because they no longer met the continued listing criteria for inclusion on the Nasdaq National Market. From October 30, 2000 through October 30, 2002, the Company's securities were traded on the Nasdaq SmallCap Market. On October 31, 2002 the Shares were delisted from quotation on the Nasdaq SmallCap Market, because they no longer met the continued listing criteria for inclusion on the Nasdaq SmallCap Market.

     The Shares are now traded on the Over-the-Counter Bulletin Board, which is owned and operated by the Nasdaq Stock Market and NASD, and price and other quotations are reported by the Bulletin Board. The continued extent of the public market for such Shares and the availability of the quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Shares are not currently "margin securities" under the regulations of the Federal Reserve Board.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Exchange Act registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive office at One Burlington Woods Drive, Burlington, Massachusetts 01803. The telephone number of the Company at such office is (781) 270-2600. Founded in 1992, the Company develops, markets and supports collaborative product data management software solutions to help manufacturers optimize product development. The Company's proven family of collaborative product data management solutions, WTC ProductCenterTM, provides product development organizations with document management, design integration, configuration control, change management, bill of materials management and enterprise integration capabilities. This allows engineering organizations to improve design chain communications, innovation and enterprise-wide product lifecycle efficiencies through flexible access and control of product related information.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                        WORKGROUP TECHNOLOGY CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                              FISCAL YEAR ENDED MARCH 31,
                                                         -------------------------------------
                                                            2002         2001         2000
                                                         ----------   ----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Revenue..............................................   $ 7,398      $ 7,411      $  7,703
  Gross Profit.........................................     3,966        4,204         4,059
  Operating Expenses...................................     7,534        9,644        14,565
  Operating loss.......................................    (3,568)      (5,440)      (10,506)
  Net loss attributable to common stockholders.........    (3,439)      (4,883)       (9,619)
  Net loss per share...................................   $ (1.87)     $ (2.52)     $  (4.80)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital......................................   $ 1,260      $ 4,052      $  9,707
  Total assets.........................................     4,373        8,782        14,074
  Total stockholders' equity...........................     1,693        5,136        10,403

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System.

     The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Consolidated Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent and the Purchaser. Parent is a Massachusetts corporation. Parent is engaged in the development, marketing, distribution and support of CAD/CAM and product data management computer solutions. It offers software technology to mechanical and manufacturing engineers aimed at increasing their productivity. In addition, Parent offers a wide range of services to its customers including consulting, implementation and training. The Purchaser is a Delaware corporation which was recently formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. It is anticipated that, prior to the consummation of the Offer, the Purchaser will not have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger. Parent's principal executive offices are located at 2 Highwood Drive, Tewksbury, Massachusetts 01876 and its telephone number is (978) 640-6222. The Purchaser's principal executive offices are located at c/o SofTech, Inc., 2 Highwood Drive, Tewksbury, Massachusetts 01876, and its telephone number is (978) 640-6222.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Pursuant to the Stockholders Agreement, Parent may be deemed to beneficially own 902,465 Shares constituting approximately 49% of the total currently outstanding Shares (representing 47% of the outstanding Shares on a fully diluted basis). See Section 13 -- "The Merger Agreement and Other Agreements." In addition, Parent has sole voting and dispositive power with respect to 129,501 Shares, constituting approximately 7% of the total currently outstanding Shares. See Section 13 -- "The Merger Agreement and Other Agreements." Pursuant to Section 13(d)(3) of the Exchange Act, Parent, Purchaser, Greenleaf Capital, Inc. ("Greenleaf"), the Parent's principal stockholder, lendor and financial advisor, and William D. Johnston, a member of the board of directors of the Parent and the President and sole stockholder of Greenleaf, may constitute a "group" as defined therein. Therefore, each of Parent, the Purchaser, Greenleaf and Mr. Johnston may be deemed to have shared voting and dispositive power with respect to 1,031,966 Shares constituting approximately 56% of the total currently outstanding Shares (representing approximately 54% of the outstanding Shares on a fully diluted basis).

     Except as set forth in this Offer to Purchase or Schedule I hereto: (a) neither Parent, the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Parent or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and (b) neither Parent, the Purchaser, nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days. Except as provided by the Merger Agreement or as described in this Offer to Purchase, neither Parent, the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth in this Offer to Purchase or in Item 3 of the Schedule TO (as defined below) to which this Offer to Purchase is an exhibit, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on
Schedule I has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Neither Parent, the Purchaser nor any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Parent, the Purchaser nor any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendment, supplements, schedules, annexes and exhibits thereto, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

     Additionally, Parent is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected and copied at the SEC's public reference facilities in the same manner as set forth above with respect to the Company in
Section 8 -- "Certain Information Concerning the Company."

     Except as disclosed in Section 11 -- "Background of the Offer," during the past two years neither of Purchaser nor Parent had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. Each of Purchaser and Parent disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10.  SOURCE AND AMOUNT OF FUNDS

     On September 13, 2001, Parent and Greenleaf executed a promissory note pursuant to which Greenleaf agreed to loan Parent a principal amount of $11,000,000 (the "Promissory Note"). Interest on the note was calculated on the basis of a 360-day year for the actual number of days elapsed on the unpaid principal balance at a rate per annum of 11.3% until maturity and 11.3% after maturity. On November 8, 2002, Parent and Greenleaf executed an amendment to the Promissory Note, increasing the principal amount available for lending up to $15,000,000 with interest to be paid at a rate per annum equal to the Prime Rate published in the Wall Street Journal, plus 3.0% until maturity and the same rate after maturity (the "Note Amendment"). On September 15, 2000, Greenleaf and Parent entered into a revolving line of credit having a principal amount of $3,000,000 with an initial rate of interest of 11.65% per annum, adjusted as of May 31, 2001 to 10% per annum (the "Revolver").

     The foregoing summary of certain provisions of the Promissory Note, the Note Amendment and the Revolver is qualified in its entirety by reference to the Promissory Note, the Note Amendment and the Revolver, which are incorporated herein by reference. Copies of the Promissory Note, the Note Amendment and the Revolver have been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibits (d)(5), (d)(6) and (d)(7), respectively, to the Schedule TO. The Promissory Note, the Note Amendment and the Revolver may be examined and copies may be obtained at the places and in the manner set forth in
Section 8 -- "Certain Information Concerning the Company."

     Parent and the Purchaser estimate that the total amount of funds required to consummate the Offer and the Merger will be approximately $3.7 million plus any related transaction fees and expenses. Parent intends to use funds borrowed from Greenleaf under the Promissory Note, as amended by the Note Amendment, and the Revolver to fund the purchase of the Shares in the Offer and the Merger. The Purchaser will acquire all such funds from Parent.

     Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Parent has committed to make available to the Purchaser all funds necessary for the acquisition of all Shares pursuant to the Offer and the Merger. Parent has all funds necessary to pay the related fees and expenses of the transactions contemplated by the Merger Agreement. Parent has provided to the Company written evidence that Parent has the funds described in the two preceding sentences deposited in Parent's bank account, and Parent has agreed that such funds shall not be removed from such account without the prior written consent of the Company.

11.  BACKGROUND OF THE OFFER

     During the period between October 2000 and January 2001, Joseph P. Mullaney, President and Chief Operating Officer of Parent, attempted to engage the Company and its largest shareholders at the time, Advent VI L.P. and its affiliates ("TA Associates") and Norwest Equity Partners V and its affiliates ("Norwest"), in discussions in order to encourage the board of directors of the Company to enter into discussions regarding a sale of the Company to Parent. During this period, Mr. Mullaney had several phone conversations with Patrick H. Kareiva, Chief Executive Officer of the Company. These discussions did not lead to an written offer to purchase the Company.

     On January 29, 2001, Parent made an unsolicited written offer to purchase the Company for (i) $2.50 in cash and (ii) one share of Parent common stock, for each share of the Common Stock, contingent only on due diligence. On February 2, 2001, the board of directors of the Company determined that the Company was not for sale and decided to reject Parent's offer. On February 5, 2002, the Company notified the Parent that it had decided to reject its offer.

     During November 2001 and December 2001, TA Associates and Norwest sold their entire positions in the Common Stock to Robert B. Ashton and Johan Magnusson, respectively, in private and public market transactions. By March 2002, their combined shareholdings represented approximately 40% of the Shares.

     Between March 2002 and July 2002, Parent and Greenleaf acquired an aggregate of 12.5% of the Common Stock in private and public market transactions.

     On March 15, 2002, Mr. Magnusson through his affiliate Rocket Software, Inc. ("Rocket") made an unsolicited offer to purchase the Company for $1.50 in cash. Mr. Ashton indicated his support for Rocket's offer. On March 19, 2002, the board of directors of the Company determined that the Company was not for sale and decided to reject Rocket's offer. On March 20, 2002, the Company notified Magnusson that it had decided to reject Rocket's offer.

     On April 4, 2002, Parent made an unsolicited written offer to purchase the Company for an amount in cash and equity that would be "significantly in excess" of what Mr. Magnusson had offered. On April 10, 2002, the Company informed Parent that it was not prepared, at that time, to enter into negotiations with Parent and that in view of the interest expressed by Parent and other parties would engage in a review of its strategic options.

     In light of the interest expressed by Mr. Magnusson, Parent and other potentially interested parties, in mid-April, 2002, Mr. Kareiva began to interview investment banking firms to assist the Company in reviewing its strategic alternatives, including evaluating business opportunities and potential strategic transactions. On April 26, 2002, the Company engaged Covington Associates, an investment banker, to manage the process of eventually selling the Company pursuant to a financial advisor agreement (the "Financial Advisor Agreement").

     From April 2002 through October 2002, Mr. Mullaney spoke at different times with representatives of Covington Associates to discuss the sale process, including the proposed form of confidentiality agreement Parent would enter into with the Company and Parent's financial ability to complete a transaction with the Company. On July 30, 2002, Mr. Mullaney spoke with Chris Covington of Covington Associates and

William D. Johnston, a member of the board of directors of the Parent and President and sole shareholder of Greenleaf, on a telephonic conference call to reassure Mr. Covington as to Greenleaf's commitment to provide the necessary financial resources to Parent in connection with the acquisition.

     On September 27, 2002, Parent sent Covington Associates a proposal to acquire the Company in response to a timetable established by Covington Associates to collect proposals from all interested parties for board consideration. Parent's proposal stated that it was interested in acquiring all of the outstanding Shares for a purchase price of $1.75 per Share, plus a potential earn-out of up to an additional $0.25 per Share, which proposal contained certain contingencies, including minimum levels of cash and stockholders' deficit. After some discussion and negotiation between Mr. Mullaney, Mr. Kareiva and representatives of Covington Associates, on October 2, 2002, Parent resubmitted its proposal with a purchase price of $1.85 per Share, without an earn-out, but otherwise leaving the other terms of the proposal unchanged.

     On October 10, 2002, the Company received an unsolicited written offer from Rocket to purchase the Company for a purchase price of $1.58 per Share.

     On October 14, 2002, the board of directors of the Company considered six proposals (including Parent's proposal and Rocket's proposal). At that time, the Company requested that Parent enter into a confidentiality agreement with the Company. During that meeting the board spoke telephonically with Mr. Johnston regarding Greenleaf's level of commitment to Parent to engage in a transaction with the Company.

     On October 16, 2002, Parent and the Company entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which the Company agreed to make available to Parent certain information regarding the business, financial condition, operations, assets and liabilities of the Company, and Parent agreed to treat such information confidentially and to use such information solely for the purposes of evaluating a possible transaction.

     As part of its due diligence of the Company, on October 18, 2002, Frederick Lake, a director of Parent and legal advisor to Greenleaf and Barry Bedford, a director of Parent and Chief Financial Officer of Greenleaf, and Mr. Mullaney met with Mr. Kareiva and other representatives of the Company and Covington Associates to hear their presentation on the Company's business.

     On October 22, 2002, the Company received from Parent a revised written expression of interest to acquire the Company for $1.85 per Share, which proposal had fewer contingencies that its proposal of October 2, 2002 had. On October 23, 2002, the Company received from Parent its final proposal to acquire the Company for $2.00 per Share. On October 23, 2002, the board of directors of the Company met to review Parent's proposal and other offers it had received. Based on the fact that certain other offers contained various contingencies and purchase price adjustments, the board authorized Covington Associates and Mr. Kareiva to negotiate better terms to those offers.

     On October 24, 2002 Mr. Mullaney and other representatives of Parent met with Mr. Kareiva and other representatives of the Company to review certain due diligence matters and proposed business activities of the Company. At that time, the board of directors of the Company resolved to accept Parent's proposal. Accordingly, on October 25, 2002, Parent and the Company entered into a letter agreement (the "Letter Agreement") regarding an agreement in principle for Parent to acquire the Company for $2.00 per share.

     On October 28, 2002, Messrs. Mullaney, Lake and Bedford met with Mr. Kareiva and representatives of Testa, Hurwitz & Thibeault, LLP, legal counsel for the Company, and Covington Associates for the purpose of agreeing on a timetable for completion of the definitive agreement and tender offer documents. During the period between October 28, 2002 and November 13, 2002, the Company, Parent and their respective outside legal counsel negotiated the terms of the Merger Agreement, Stockholder Agreement and ancillary documents.

     On November 13, 2002, Parent, the Purchaser and the Company entered into the Merger Agreement, and Parent, the Purchaser and certain significant holders of Shares entered into the Stockholders

Agreement. At that time, Parent and the Company issued press releases announcing the execution of the Merger Agreement and the Stockholders Agreement. A copy of Parent's press release has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (a)(5)(A) to the Schedule TO.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is for the Purchaser to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares so that the Company will become a wholly-owned subsidiary of Parent.

     If the Merger is consummated, Parent's common equity interest in the Company would increase to 100%, and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See
Section 13 -- "The Merger Agreement and Other Agreements." Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 16% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement.

     No Assurance. There can be no assurance that the Merger will take place because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company, although each party has agreed in the Merger Agreement to use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger.

     Approval. Under the DGCL and the Company's certificate of incorporation, the approval of the board of directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's full board of directors has unanimously (i) determined that each of the Offer and the Merger are fair to and in the best interests of the holders of the Company's Common Stock, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that the Company's stockholders accept the Offer and tender their shares of Common Stock pursuant thereto, (iv) recommended that the Company's stockholders approve and adopt the Merger Agreement and the Merger (v) recommended to the Company's stockholders that they approve a proposal to approve and adopt the Merger Agreement (if required) at a special meeting of stockholders of the Company called and held for that purpose and (vi) approved and declared advisable the Stockholders Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions of the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, without the affirmative vote of any other stockholders. Regarding any approvals necessary under the laws of other states, see Section 15 -- "Certain Legal Matters -- State Takeover Statutes."

     Stockholder Meeting. In the Merger Agreement, the Company has agreed that, to the extent required by the DGCL or its certificate of incorporation or by-laws, the Company will, as soon as practicable after consummation of the Offer, convene and hold a meeting of the stockholders of the Company for the purpose of approving the Merger Agreement and the transactions contemplated thereby. The board of directors of the Company has resolved to recommend the approval and adoption of the Merger Agreement and the approval of the Merger by the holders of Shares. Parent and the Purchaser have agreed that they will, and will direct the members of the Company's board of directors designated by Parent and the Purchaser to, take all actions and do all things necessary or advisable to cause the Merger to occur as promptly as practicable pursuant to the terms of the Merger Agreement. At any meeting of holders of Shares called for such purpose, all of the Shares then owned by Parent or the Purchaser will be voted to approve the Merger and the Merger Agreement. Notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares, then the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as practicable, without a meeting of the Company's stockholders. See "Short-Form Merger."

     Short-Form Merger. Under Section 253 of the DGCL, if the Purchaser acquires, pursuant to the Offer, at least 90% of the outstanding Shares, then the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and the Purchaser anticipate that they will take, and the parties to the Merger Agreement have agreed, at the request of the Purchaser or Parent, to take, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, the Company has granted Parent an irrevocable option to purchase from the Company up to a number of shares equal to 19.9% of the Shares issued and outstanding prior to the exercise of such option which shall be exercisable if, after giving effect to Parent's exercise of such option, Parent and the Purchaser will collectively own at least 90% of the outstanding Shares.

     Appraisal Rights. Stockholders do not have appraisal or dissenters' rights in connection with the Offer. However, if the Merger is consummated, stockholders of the Company who hold Shares through the Effective Time of the Merger, who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the Offer Price.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the

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

consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING DESCRIPTION OF THE DGCL AND SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, if the Minimum Condition is met, Parent currently intends to designate three members of the board of directors of the Company, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least one member of the board who qualifies as a independent director and who is not a current or former executive officer of the Company, Parent or the Purchaser and who is an incumbent member of the board.

     Parent intends to continue to evaluate the business and the operations of the Company during the pendency of the Offer. After consummation of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed herein, Parent has no current plans with respect to any of such matters.

     The Merger Agreement provides that the directors of the Purchaser and the officers of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, involving the Company, or any material changes in the Company's business.

13.  THE MERGER AGREEMENT AND OTHER AGREEMENTS

CONFIDENTIALITY AGREEMENT

     The following summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference. A copy of the Confidentiality Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(3) to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 -- "Certain Information Concerning the Company."

     Pursuant to the Confidentiality Agreement, the Company agreed to make available to Parent, in connection with its consideration of a possible negotiated transaction, certain information concerning the business, financial condition, operations, assets and liabilities of the Company, all such information delivered under the Confidentiality Agreement being referred to as "Evaluation Material." Parent agreed on its behalf and on behalf of any of its representatives to keep confidential the Evaluation Material. Parent agreed not to disclose to any persons other than the board of directors of the Company and professionals at Covington Associates and Testa, Hurwitz & Thibeault, LLP, legal counsel to the

Company, that the Evaluation Material had been made available to it or that discussions or negotiations were taking place concerning a possible transaction involving the Company. Parent also agreed not to initiate contact with any person at the Company except for the Chief Executive Officer and the directors regarding the Company's business, operations, prospects or finances.

LETTER AGREEMENT

     The following summary of certain provisions of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is incorporated herein by reference. A copy of the Letter Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(4) to the Schedule TO. The Letter Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section
8 -- "Certain Information Concerning the Company."

     The Letter Agreement provided that as of October 25, 2002 Parent and the Company had agreed in principal that Parent would acquire the Company for a purchase price of $2.00 per share in cash. Attached to the Letter Agreement was a letter from Greenleaf to Covington Associates stating that Greenleaf had arranged for a line of credit for Parent sufficient for Parent to complete the transaction. All other terms of the transaction, including the structure, were to be set forth in a definitive agreement.

MERGER AGREEMENT

     The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section
8 -- "Certain Information Concerning the Company." Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The Merger Agreement requires Purchaser to commence the Offer no later than the fifth (5th) business day after the public announcement of signing of the Merger Agreement. The terms of the Offer are described in Section 1 -- "Terms of the Offer." The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14 -- "Certain Conditions of the Offer."

     The Merger. The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time of the Merger (i) the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease, (ii) the Company will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Delaware, (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and (iv) the Surviving Corporation will succeed to and assume all the rights and obligations of the Company and the Purchaser. At the Effective Time, the certificate of incorporation, the bylaws, the directors and the officers of the Purchaser will be the certificate of incorporation, the bylaws, the directors and the officers, respectively, of the Surviving Corporation, provided that the name of the Surviving Corporation will be changed to "Workgroup Technology Corporation."

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Effective Time (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement will have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's certificate of incorporation and the DGCL, in order to consummate the Merger, (ii) no provision of applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger, and (iii) the Purchaser will have accepted for payment and paid for the

Shares pursuant to the Offer; provided that this condition will be deemed satisfied if (1) the Purchaser fails to accept for payment and pay for the Shares pursuant to the Offer in violation of the terms thereof or (2) Parent or any affiliate of Parent acquires any Shares other than pursuant to the Offer, which shares, when added to the shares acquired by Parent or the Purchaser pursuant to any stock options and the Offer, would result in Parent beneficially owning at least two-thirds of the outstanding shares of Workgroup common stock on a fully diluted basis (excluding options the exercise price of which is equal to or greater than $2.00 per share).

     Conversion of Securities. At the Effective Time of the Merger (i) each issued and outstanding share of common stock of the Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) each Share that is owned by the Company as treasury stock and each Share owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding Share (excluding Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal for such Shares in accordance with DGCL (the "Dissenting Shares")) will be converted into the right to receive the Merger Consideration, without interest, paid pursuant to the Offer. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate without interest thereon.

     Dissenting Shares will not be converted into or represent the right to receive Merger Consideration. Rather, holders of Dissenting Shares will be entitled receive payment of the appraised value of the Dissenting Shares in accordance with the provisions of the DGCL, except that the Dissenting Shares held by such stockholders who fail to perfect or who withdraw or lose their rights to appraisal under the DGCL will thereafter be deemed to have converted into and become exchangeable for the Merger Consideration upon surrender in the manner described in this Offer to Purchase. See Section 12 -- "Purpose of the Offer; Plans for the Company -- Appraisal Rights."

     Company Option Plans. As of the Effective Time, each outstanding stock option (a "Company Option" or "Company Options") granted under the Company's 1992 Stock Plan, the 1996 Stock Plan and the Amended and Restated 1996 Non-Employee Director Stock Option Plan (collectively, the "Option Plans"), to the extent such Company Option is exercisable, shall, in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number. The terms of the incentive stock option agreements pursuant to which some of the Company Options were granted provide that immediately prior to, and contingent upon, a change of control of the Company, 50% of the number of shares for which each such Company Option was granted but were not yet exercisable would be immediately exercisable. As of the Effective Time, the Option Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company subsidiary will be cancelled.

     The Company's Board of Directors. The Merger Agreement provides that within two business days after the acceptance for payment of, and payment by the Purchaser for, a number of shares of Company Common Stock such that Parent and the Purchaser shall own at least two-thirds of the outstanding Company Common Stock (the "Director Change Date"), and provided that the Parent, the Purchaser, Epstein Becker & Green, P.C., as escrow agent (the "Escrow Agent"), and the executive officer and directors of the Company then in office shall have executed and delivered the escrow agreement (the "Escrow Agreement") and the "Escrow Amount" (as defined in the Escrow Agreement) has been delivered to the Escrow Agent, the Purchaser will be entitled to designate three directors on the Company's board of directors (the "Purchaser Directors"), and the Company will be entitled to designate one director who is a director of the Company as of the date the Merger Agreement is signed and who is otherwise not (1) an employee, officer, director or affiliate of Parent or the Purchaser or (2) an employee or officer of the Company (the "Independent Director"). The Company's obligations with respect to this section of the Merger Agreement are subject to
Section 14(f) of the Exchange Act and Rule 14f-1 General Rules and Regulations under the Exchange Act.

     In the event that the Purchaser Directors are elected or designated to the Company's board of directors, then, until the Effective Time, the Company will cause the Company's board of directors to have at least one Independent Director, provided, however, that if the Independent Director is unable to serve for any reason, then the Purchaser Directors shall designate one person to fill such vacancy who shall not be (1) an employee, officer, director or affiliate of Parent or the Purchaser or (2) an employee or officer of the Company, to serve as the Independent Director, and such person shall be deemed to be an Independent Director. The Company has agreed to take all actions necessary to effect the foregoing. If the Purchaser Directors constitute a majority of the Company's board of directors after the Director Change Date and prior to the Effective Time, then the affirmative vote of the Independent Director will be required to (i) amend or terminate the Merger Agreement by the Company; (ii) extend the time for performance of any obligation of Parent or the Purchaser (except with respect to the extension of the initial offering period for up to twenty (20) business days and with respect to the commencement of a Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act) or (iii) waive the compliance by Parent or the Purchaser with any provision under the Merger Agreement for the benefit of the Company or holders of Shares; provided that any amendment or waiver to the indemnification obligations of the Surviving Corporation cannot be made without the express written consent of all persons who would be adversely affected by such amendment or waiver.

     Stockholders' Meeting. Pursuant to the Merger Agreement, to the extent required by applicable law in order to consummate the Merger, following the acceptance for payment of and payment of the Shares by the Purchaser in the Offer (the "Offer Closing Date"), the Company will promptly (i) take all necessary action to convene and hold a special meeting of its stockholders to consider the approval and adoption of the Merger Agreement and the approval of the Merger (the "Special Meeting"), (ii) prepare and file with the SEC under the Exchange Act a proxy statement relating to the Merger and the Merger Agreement (the "Proxy Statement") and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date, (iii) subject to the fiduciary duties of the board of directors of the Company include in the Proxy Statement the recommendation of the board of directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, and (iv) take all lawful actions to solicit from holders of Shares proxies in favor of the Merger and (v) take all other action necessary to secure the approval of stockholders required by the DGCL and any other applicable law and the Company's certificate of incorporation and bylaws (if applicable) to effect the Merger.

     The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and adoption of the Merger Agreement. In the event that following the completion of the Offer Parent and the Purchaser beneficially own at least 90% of the outstanding shares of Common Stock, then the Company shall take all necessary action to cause the Merger to become effective as soon as practicable thereafter, without the affirmative vote of the stockholders and without convening a special meeting of the stockholders.

     Interim Operations; Covenants. Until the earlier of the termination of the Merger Agreement or the date of acceptance for payment and payment of the Shares by the Purchaser in the Offer, the Company has agreed, except to the extent that Parent otherwise consents in writing, (i) to conduct its business only in, not to take any action except in, the ordinary course of business and in a manner consistent with past practice, (ii) to use reasonable commercial efforts to preserve substantially intact the business organization of the Company, (iii) to keep available the services of the present officers, employees and consultants of the Company, (iv) to prevent the loss, cancellation, abandonment, forfeiture or expiration of any intellectual property rights of the Company, (v) to preserve in full force and effect all material licenses and approvals held by the Company, and (vi) to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

Pursuant to the Merger Agreement, without the prior written consent of Parent, the Company will not do any of the following:

          (a) amend or otherwise change its certificate of incorporation or by-laws;

          (b) issue or sell, or authorize the issuance or sale of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company (except for the issuance of shares of Common Stock issuable pursuant to options under the Option Plans which options are outstanding on the date of the Merger Agreement);

          (c) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; provided that the foregoing shall not apply to the terms and conditions of any Options issued pursuant to any Option Plans;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (e) sell, pledge, dispose of or encumber any material assets of the Company;

          (f) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the intellectual property of the Company, other than nonexclusive licenses in the ordinary course of business consistent with past practice;

          (g) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities;

          (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, or issue any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the prohibited matters;

          (i) amend any employment agreement, increase the compensation payable or to become payable to its officers or employees, except for the payment of commissions payable pursuant to the Company's sales incentive plans for the fiscal year ended March 31, 2003 or grant any severance or termination pay to (other than pursuant to pre-existing arrangements under written documents), or enter into any employment or severance agreement with any director, officer or other employee of the Company; or establish, adopt, enter into or amend any employee benefit plan except as may be required by law;

          (j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business;

          (k) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except for (i) payments required by law, (ii) payments and accruals made in the ordinary course of business consistent with past practice and (iii) as otherwise permitted by (m) below; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present; provided that the foregoing shall not apply to terms and conditions of any Options issued pursuant to any Option Plans or to the terms and conditions of certain employee plans; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (l) modify, amend or terminate any material contract, or waive, release or assign any material rights or claims thereunder or enter into any agreement or arrangement that would be considered a material contract under the Merger Agreement except, in such case, as any such action that is made in the ordinary course of business consistent with past practice, except for the Company's key man life insurance policy, which policy shall be canceled by the Company effective as of the Offer Closing Date;

          (m) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice (including without limitation certain pre-existing severance agreements), or of claims, liabilities or obligations reflected or reserved against in the financial statements of the Company or incurred in connection with the transactions contemplated by this Agreement (including without limitation, on the Offer Closing Date (i) payment to Covington Associates of the net amount due for the "Minimum Transaction Success Fee" (as defined in the Financial Advisor Agreement); (ii) payment of (1) Patrick H. Kareiva's accrued but unused vacation time as of the Offer Closing Date, plus (2) Mr. Kareiva's accrued but unpaid salary as of the Offer Closing Date, plus (3) Mr. Kareiva's out of pocket expenses incurred but unpaid as of the Offer Closing Date provided such out-of pocket expenses were incurred in the ordinary course of business and consistent with past practice, plus (4) Mr. Kareiva's lump sum severance amount due under Mr. Kareiva's employment agreement with the Company; (iii) payment of the premium for the "run off" period of the Company's directors and officers liability insurance; and (iv) payment of all legal fees and expenses of the Company's legal counsel);

          (n) take any action, other than as required by GAAP or the SEC, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (o) make any tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax; or

          (p) take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing in any material respect or cause the Company not to perform in any material respect its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     No Solicitation. Until the earlier of the termination of the Merger Agreement or the Effective Date, neither the Company, nor its officers, directors, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by the Company), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or authorize or permit any if its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to take any such action. Notwithstanding the foregoing, the board of directors of the Company may (i) furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited (the existence of discussions or negotiations with a person prior to the date of the Merger Agreement shall not create a presumption that a proposal from that person was "solicited") written, bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction and in respect of which such person has the necessary funds or commitments therefor or (ii) fail to make, withdraw or modify its recommendation to the stockholders of the Company that the Offer and the Merger are in their best interests if there exists an Acquisition Proposal (as defined below). The Company shall be permitted to take the actions described above if, and only to the extent that: (i) the board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the board to comply with its fiduciary duties to stockholders under applicable law, (ii) the board has determined that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and (iii) prior to taking such action, the Company provides reasonable notice to Parent to the effect that it is taking such action specifying the material terms and conditions (other than the identity of the person making the proposal) of such Superior Proposal.

     An "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, Parent and the Purchaser contemplated herein) involving the Company: (i) a written, bona fide proposal for any transaction pursuant to which any person or its affiliates (a "Third Party") proposes to acquire beneficial ownership of at least a majority of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a written, bona fide proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least a majority of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or other business combination, (iii) a written, bona fide proposal for any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets of the Company having a fair market value equal to or greater than fifty percent (50%) of the fair market value of all of the assets of the Company immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     A "Superior Proposal" means any Acquisition Proposal on terms which the board of directors of the Company determines in its good faith reasonable judgment (after consultation with Covington Associates or any other financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement.

     In addition to the obligations of the Company set forth above, the Company shall promptly advise Parent orally and in writing of the receipt of any Acquisition Proposal or any written request for information which is apparent on its face that it is in connection with an Acquisition Proposal, and the material terms and conditions of such request or Acquisition Proposal (including the identity of the person making any such request or Acquisition Proposal).

     Indemnification and Insurance. The Merger Agreement provides that for a period of six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement. The certificate of incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification as set forth in the certificate of incorporation of the Company as of the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified from and after the Effective Time until at
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

least six years after the Effective Time in any manner that would adversely affect the rights thereunder existing at the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     The Merger Agreement provides that effective on the Offer Closing Date, the Company shall purchase a "run-off" insurance policy of the Company's directors' and officers' liability insurance and indemnification policy with a maximum aggregate limit of liability that can be obtained for a premium of no more than $75,000, with a retention amount not to exceed $100,000 (the "Escrow Amount"), covering claims that may be made during a period of three (3) years after the Offer Closing Date against those persons who were directors and officers of the Company prior to the Offer Closing Date for events occurring on or prior to the Offer Closing Date. The Company shall pay such premium on or before the Offer Closing Date. Such policies may be subject to such customary conditions and exclusions. In connection with the purchase of such "run-off" policy, on or before the Offer Closing Date, Parent, the Purchaser, the Escrow Agent and the executive officer and directors of the Company then in office shall execute and deliver the Escrow Agreement. On or before the Offer Closing Date, Parent shall fund the Escrow Amount to the Escrow Agent in accordance with the terms of the Escrow Agreement.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, qualification, organizational documents, capitalization, authority relative to the transactions, approval by its board of directors, absence of conflicts with its organizational documents, applicable laws and its material contracts, material contracts, SEC filings and financial statements, absence of certain changes or events in the Company or its business since March 31, 2002, absence of undisclosed material liabilities, litigation, intellectual property, employee benefit plans, employment agreements, labor matters, taxes, compliance with applicable laws, customers and suppliers, product releases, brokers, real property, environmental matters, interested party transactions, required stockholder vote, states takeover statutes, the opinion of Covington Associates, information that the Company may provide in the offer documents or Proxy Statement, if any, and full disclosure of all material facts, when taken together as a whole.

     Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect", with respect to Parent on the one hand and the Company on the other hand, means the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, but shall exclude the effects of (i) any material adverse change in such party's results of operations for, or financial condition in, any fiscal period prior to the date hereof that is directly attributable to a disruption in the conduct of the Company's business arising from the transactions contemplated by the Merger Agreement or the public announcement thereof, (ii) changes in general economic conditions, or (iii) changes affecting the industry generally in which such party operates.

     Termination; Fees. The Merger Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the consummation of the Offer or the Merger, as set forth below, notwithstanding approval thereof by the stockholders of the Company:

          (a) prior to the Effective Time, by mutual written consent of Parent and the Company for any reason, or by mutual action of their respective boards of directors;

          (b) prior to the Effective Time, by Parent or the Company if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (c) prior to the Effective Time, by Parent or the Company, if, at any meeting of the stockholders of the Company (including any adjournment or postponement thereof), if required, the requisite vote of the stockholders of the Company shall not have been obtained (provided that the right to terminate the Merger Agreement shall not be available to Parent if it has failed to vote in favor of the Merger at any meeting of the stockholders of the Company);

          (d) prior to the Offer Closing Date, by Parent or the Company, if (i) the board of directors of the Company shall withdraw, modify or change its recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the board of directors of the Company shall have taken a "neutral" position with respect to the Offer, the Merger Agreement and the Merger (or shall have failed to reject as inadequate or failed to have reaffirmed its recommendation of the Offer, the Merger Agreement and the Merger within ten (10) business days after the public announcement or commencement of an Acquisition Proposal); or (iii) the board of directors of the Company shall have resolved to accept, or accepted, a Superior Proposal;

          (e) prior to the Offer Closing Date, by Parent or the Company, upon any material breach of any covenant or agreement made by the other set forth in the Merger Agreement (a "Terminating Breach"), provided that, if such Terminating Breach is curable by the party committing such breach prior to the expiration of thirty (30) days from its occurrence through the exercise of best efforts and for so long as the party committing such breach continues to exercise such best efforts, the non-breaching party may not terminate the Merger Agreement under this Section unless such 30-day period expires without such Terminating Breach having been cured;

          (f) prior to the Offer Closing Date, by the Company, if the Purchaser shall have failed to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer;

          (g) prior to the Offer Closing Date, by the Company, (x) if the Offer shall have expired or have been withdrawn or terminated without any shares of Company Common Stock being purchased thereunder or (y) if no shares of Company Common Stock have been purchased thereunder on or prior to the fiftieth (50th) business day after the date of the Merger Agreement; or

          (h) prior to the Offer Closing Date, by Parent, (x) if the Offer shall have been withdrawn or terminated without any Shares being purchased thereunder or (y) if no Shares have been purchased thereunder, in each case solely because of the failure of any condition set forth below to be satisfied on or prior to the fiftieth (50th) business day after the date of the Merger Agreement; provided that Parent's right to terminate the Merger Agreement shall not be available to Parent if Parent's or Purchaser's failure to fulfill or perform any of its respective obligations under the Merger Agreement which are described in Section 14 -- "Certain Conditions of the Offer."

     Except as described in this paragraph, each of the Company and Parent shall pay all fees and expenses incurred by each of them, respectively, in connection with the Merger Agreement, whether or not the Merger is consummated. If Parent terminates the Agreement for any of the reasons set forth in paragraphs (e) or
(h) above, the Company shall reimburse to Parent and the Purchaser the actual, documented and reasonable out-of-pocket expenses of Parent and the Purchaser incurred in connection with the Offer, the Merger, the Merger Agreement and the consummation of the other contemplated transactions, up to $100,000 (the "Expense Fee"). If the Company terminates the Agreement for any of the reasons set forth in paragraphs (e) and (g) above, Parent shall reimburse to the Company the actual, documented and reasonable out-of-pocket expenses of the Company incurred in connection with the Offer, the Merger, the Merger Agreement and the consummation of the other contemplated transactions, up to the Expense Fee. In addition, if either the Company or Parent terminates the Merger Agreement for any of the reasons set forth in paragraph (d) above, then the Company shall pay Parent a fee of $450,000 (the "Termination Fee"). If the Parent terminates the Merger Agreement for any of the reasons set forth in paragraph (e) above and within six months of such termination the Company accepts a Superior Proposal and enters into a definitive agreement in connection with such Superior Proposal, then the Company shall pay Parent the Termination Fee, less any expenses previously paid. The Termination Fee and Expense Fee shall be paid within ten (10) days following written demand from Parent to the Company. The Company's payment of such amount shall be made by wire transfer of same-day funds to an account specified by Parent in writing.

ESCROW AGREEMENT

     The following summary of certain provisions of the Escrow Agreement is qualified in its entirety by reference to the Escrow Agreement, which is incorporated herein by reference. A copy of the Escrow Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit B to Exhibit (d)(1) (the Merger Agreement) to the Schedule TO. The Merger Agreement, to which the Escrow Agreement is attached, may be examined and copies may be obtained at the places and in the manner set forth in Section
8 -- "Certain Information Concerning the Company." Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Escrow Agreement.

     Pursuant to the terms of the Merger Agreement, the Escrow Agreement shall be executed and delivered on or prior to the Offer Closing Date by Parent, the Purchaser, the Escrow Agent and the executive officer and directors of the Company then in office. On or before the Offer Closing Date, Parent shall fund the Escrow Amount to the Escrow Agent.

     Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall deposit the Escrow Amount in a separate, interest-bearing sub-account designated "WTC Escrow Account" of the Epstein Becker & Green, P.C. Client Master Account. Prior to the third anniversary of the Escrow Agreement, the Escrow Agent shall only disburse the Escrow Amount, or portions thereof, upon receipt of a claim notice. Any claim notice delivered under the Escrow Agreement shall contain a sworn statement by any one of the executive officer or directors of the Company then in office on the Offer Closing Date that (i) a proceeding has been initiated against him or them in his or their capacity as a former executive officer and/or director of the Company, (ii) the insurance company which issued the "Run-Off" Insurance Policy has acknowledged the coverage (with or without reservation of rights), (iii) such executive officer or director is entitled to have the retention amount under the "Run-Off" Insurance Policy for not more than $100,000 paid for by the Surviving Corporation, and (iv) the Surviving Corporation has not paid such retention amount after more than thirty (30) days written notice from such executive officer or director. If, on the third anniversary of the Escrow Agreement, no such claim for the Escrow Amount has been made or is pending, such remaining Escrow Amount shall be released to Parent by the Escrow Agent.

STOCKHOLDERS AGREEMENT

     The following summary of certain provisions of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated herein by reference. A copy of the Stockholders Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(2) to the Schedule TO. The Stockholders Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 -- "Certain Information Concerning the Company." Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stockholder Agreement.

     In order to induce Parent and the Purchaser to enter into the Merger Agreement and commence the Offer, certain holders of Shares, who in the aggregate have voting power and dispositive power with respect to an aggregate of 902,465 Shares as of November 13, 2002, concurrently with the execution and delivery of the Merger Agreement, entered into the Stockholders Agreement.

     Each Stockholder has agreed that he or it will tender their Shares into the Offer as promptly as practicable and in any event no later than the fifth (5th) business day following the commencement of the Offer, and will not thereafter withdraw such tendered Shares.

     Each Stockholder has agreed to vote their Shares, and granted Parent a proxy, irrevocable until termination of the Stockholders Agreement, permitting them to vote such Shares, at any meeting of the stockholders of the Company (i) in favor of the Merger and the Merger Agreement,
(ii) against any action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against any action or agreement which would impede, interfere with or prevent the Merger.

     Each Stockholder has agreed that, prior to the termination of the Stockholders Agreement, he or it will not (i) transfer, sell, assign, gift, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of their Shares, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer, (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of their Shares, (iv) deposit any of their Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of their Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations under the Stockholders Agreement or the transactions contemplated by the Merger Agreement.

     Each Stockholder has agreed that such Stockholder will not, and will not authorize or permit its representatives, directly or indirectly, to (i) solicit, initiate or encourage any inquiries regarding any extraordinary corporate transaction, such as merger, consolidation or other business combination involving the Company (each, an "Extraordinary Transaction"), (ii) participate in any discussions or negotiations regarding any Extraordinary Transaction, or
(iii) enter into any agreement with respect to any Extraordinary Transaction. Each Stockholder agrees to cease any existing discussions regarding any Extraordinary Transaction and agrees to notify Parent of any inquiring received by such Stockholder regarding any Extraordinary Transaction.

     The Stockholders Agreement will terminate immediately upon the earliest of
(i) the written mutual consent of the parties, (ii) the consummation of the Merger or (iii) the termination of the Merger Agreement in accordance with its terms. In addition, the Agreement may be terminated by the Stockholders if Parent and/or the Purchaser shall have failed to commence the Offer within five business days of the public announcement of the Merger Agreement.

14.  CERTAIN CONDITIONS OF THE OFFER

     Conditions of The Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and subject to the Merger Agreement) may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (a) the Minimum Condition is not satisfied, (b) any regulatory approvals required by any governmental authority have not been not been obtained, or (c) at any time on or after the date of the Merger Agreement and before acceptance for payment of such Shares, any of the following events shall occur:

     - any U.S. governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) prevents or prohibits consummation of the Offer or the Merger, (ii) prohibits the ownership or operation by the Company, Parent or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company, (iii) imposes material limitations on the ability of Parent, the Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of the Shares, including, without limitation, the right to vote the Shares, acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby or

(iv) requires divestitures by Parent, the Purchaser or any other affiliate of Parent of the Shares; provided that Parent shall have used its best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; or

     - the representations and warranties of the Company contained in the Merger Agreement were not true and correct in all material respects as of the date of the Merger Agreement and the failure of such representations and warranties to be true and correct in the aggregate has a Material Adverse Effect on the Company;

     - the Company shall not have performed or complied in all material respects with its material obligations under the Merger Agreement to be performed or complied with by it; or

     - the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of the Purchaser, may be asserted by the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date and in the sole discretion of Purchaser, subject in each case to the terms of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15 -- "Certain Legal Matters," based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14 -- "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

     Delaware Law. As a Delaware corporation, the Company is subject to Section 203 ("Section 203") of DGCL. Under Section 203, certain "business combinations" between a Delaware corporation whose stock is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the transaction in which the stockholder became an interested stockholder or the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock.

     The Company's board of directors has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. The Company's board of directors also approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 so as to render the restrictions on business combinations contained in such Section 203 inapplicable with respect thereto.

     State Takeover Statutes. A number of states, including Massachusetts, have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company conducts business in Massachusetts and a number of other states throughout the United States, some of which have enacted such laws.

     Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws (the "Massachusetts Takeover Statutes") regulate the acquisition of Massachusetts corporations and corporations whose principal place of business is in Massachusetts and some of whose stockholders reside in Massachusetts. Chapter 110C regulates Massachusetts corporations and foreign corporations having a principal place of business in Massachusetts whose securities are subject to a "take-over bid." However, a "take-over bid" would not include a tender offer for such securities to which such corporation's board of directors has recommended the acceptance of such tender offer to the shareholders thereof. Chapter 110D regulates "control share acquisitions" of Massachusetts public corporations. Chapter 110E regulates "control share acquisitions" of corporations whose shares are publicly traded, have two hundred or more stockholders of record, whose principal executive office is within Massachusetts and more than ten percent of whose stockholders of record reside in Massachusetts or more than ten percent of whose shares are owned of record by residents of Massachusetts. However, a "control share acquisition" does not include the beneficial ownership of shares acquired pursuant to a tender offer or merger pursuant to an agreement to which the corporation is a party. Chapter 110F regulates business combinations of interested stockholders of Massachusetts corporations with such corporations. Because the Company is a Delaware corporation, the provisions of Chapter 110D and 110F should not apply to it. Although the Company's principal place of business is located in Massachusetts, because the Company is a party to the Merger Agreement, and its board of directors has recommended the acceptance of the Offer and the Merger to the holders of its Shares, the Company should not be required to comply with the provisions of Chapters 110C or 110E with respect to the Offer and the Merger. Therefore, we do not believe that the Company is required to comply with the provisions of the Massachusetts Takeover Statutes. To the extent that the Massachusetts Takeover Statutes, or the laws of any other state, purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition

Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Antitrust. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Offer or otherwise or seeking divestiture of shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section
14 -- "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required.

     Federal Reserve Board Regulations. Federal Reserve Board Regulations T, U and X place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be made in order to finance the Offer, Parent and the Purchaser believe that such regulations are not applicable to the Offer.

     Stockholder Litigation. The Company is not currently involved in stockholder litigation.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the merger consideration received by stockholders in the Merger is not less than the Offer Price. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders receive consideration less than that paid pursuant to the Offer, in either case at a time when Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the Merger or such alternative transaction.

16.  FEES AND EXPENSES

     Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

     The Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section
8 -- "Certain Information Concerning the Company."

SOFTECH ACQUISITION CORP.

NOVEMBER 20, 2002

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. PARENT. The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Each such person is a citizen of the United States. The business address of each such person unless otherwise indicated is c/o SofTech, Inc., 2 Highwood Drive, Tewksbury, Massachusetts 01876.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH PARENT               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------               --------------------------------------------------
Joseph P. Mullaney...................  Joseph P. Mullaney has been the President and Chief
 President and Chief                   Operating Officer of Parent since June 2001. From November
 Operating Officer                     1993 until June 2001 he served as Vice President, Treasurer and Chief Financial Officer of Parent. He joined Parent in
                                       May 1990 as Assistant Controller and was promoted to
                                       Corporate Controller in June 1990. Prior to his employment with Parent he was employed for seven years in the Boston
                                       office of Coopers & Lybrand LLP (now PricewaterhouseCoopers
                                       LLP) as an auditor in various staff and management
                                       positions.

Jean J. Croteau......................  Jean J. Croteau has been the Vice President, Operations, of
 Vice President, Operations            Parent since July 2001. He joined Parent in 1981 as Senior
                                       Contracts Administrator and was promoted to various
                                       positions of greater responsibilities until his departure in
                                       1995. He rejoined Parent in 1998. From 1995 to 1998 he
                                       served as Director of Business Operations for the Energy
                                       Services Division of XENERGY, Inc.

Victor G. Bovey......................  Victor G. Bovey has been Vice President, Engineering, of
 Vice President, Engineering           Parent since March 2000. He joined Parent in November 1997 as Director of Product Development. Prior to his employment with Parent, he was employed for thirteen years within
                                       CIMLINC Incorporated in various engineering and product
                                       development positions.

Ronald Elenbaas......................  Ronald Elenbaas has served as a Director of Parent since
 Director                              September 1996. He also serves on the Board of the American
                                       Red Cross (Kalamazoo and Cass County, Michigan). From 1975
                                       to 1999, he was employed by Stryker Corporation in various positions, lastly as President of Stryker Surgical Group, a division of Stryker Corporation.

William D. Johnston..................  William D. Johnston has served as a Director of Parent since
 Director                              September 1996. Since 1991 he has served as President of
                                       Greenleaf Capital, Inc., a Michigan-based investment
                                       advisory and venture capital firm.

Timothy L. Tyler.....................  Timothy L. Tyler has served as a Director of Parent since
 Director                              September 1996. Since 1995 he has served as President of
                                       Borroughs Corporation, a privately held, Michigan-based
                                       business that designs, manufactures and markets industrial and library shelving units, metal office furniture and check out stands primarily in the United States. From 1979 to
                                       1995, he served as President and General Manager of Tyler
                                       Supply Company. '

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH PARENT               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------               --------------------------------------------------
Barry Bedford........................  Barry Bedford has served as a Director of Parent since May
 Director                              2001. Since April 2000 he has served as Chief Financial
                                       Officer of the Greenleaf Companies. From 1991 until April
                                       2000 he was the Chief Financial Officer of Johnson and
                                       Rauhofs, a Michigan advertising firm.

Frederick A. Lake....................  Frederick A. Lake has served as a Director of Parent since
 Director                              May 2001. He is a partner in the law firm of Lake and Schau, a Michigan law firm. He has been with Lake and Schau for
                                       five years. He also serves as corporate counsel for
                                       Greenleaf Ventures.

     2. PURCHASER. The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of the Purchaser are set forth below. Each such person is a citizen of the United States. The business address of each such person unless otherwise indicated is c/o SofTech, Inc., 2 Highwood Drive, Tewksbury, Massachusetts 01876.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH THE PURCHASER        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------        --------------------------------------------------
Joseph P. Mullaney...................  Joseph P. Mullaney has been the President and Chief
 President and Director                Operating Officer of Parent since June 2001. From November
                                       1993 until June 2001 he served as Vice President, Treasurer and Chief Financial Officer of Parent. He joined Parent in
                                       May 1990 as Assistant Controller and was promoted to
                                       Corporate Controller in June 1990. Prior to his employment with Parent he was employed for seven years in the Boston
                                       office of Coopers & Lybrand LLP (now PricewaterhouseCoopers
                                       LLP) as an auditor in various staff and management
                                       positions.

Jean J. Croteau......................  Jean J. Croteau has been the Vice President, Operations, of
 Secretary, Treasurer and Director     Parent since July 2001. He joined Parent in 1981 as Senior
                                       Contracts Administrator and was promoted to various
                                       positions of greater responsibilities until his departure in
                                       1995. He rejoined Parent in 1998. From 1995 to 1998 he
                                       served as Director of Business Operations for the Energy
                                       Services Division of XENERGY, Inc.

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

                      [This Page Intentionally Left Blank]

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                          DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                      BY HAND, MAIL OR OVERNIGHT DELIVERY
                                 59 Maiden Lane
                               New York, NY 10038
                  Attn.: Reorg. Department -- Workgroup Tech.

         By Facsimile Transmission:
      (For Eligible Institutions Only)           Confirm Receipt of Facsimile by Telephone:
               (718) 234-5001                             (718) 921-8200 Ext. 8237

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [Georgeson Shareholder Logo]

                   Georgeson Shareholder Communications Inc.

                                17 State Street,
                                   10th Floor
                            New York, New York 10004
                     Banks and Brokers Call: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (866) 423-4881